As filed with the Securities and Exchange Commission on June 15, 2000

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               eCHAPMAN.COM, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             Maryland                                   52-2184621
   (State or Other Jurisdiction of          (I.R.S. Employer Identification No.)
   Incorporation or Organization)

    401 East Pratt Street
    Suite 2800
    Baltimore, Maryland                                     21202
   (Address of Principal Executive Offices)               (Zip Code)

                      eChapman.com, Inc. Omnibus Stock Plan
                            (Full title of the Plan)

                        Nathan A. Chapman, Jr., Chairman
                               eChapman.com, Inc.
                              401 East Pratt Street
                                   Suite 2800
                            Baltimore, Maryland 21202
                     (Name and address of agent for service)

                                 (410) 625-9656
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                            Elizabeth R. Hughes, Esq.
                             Michael W. Conron, Esq.
                        Venable, Baetjer and Howard, LLP
                                 2 Hopkins Plaza
                      1800 Mercantile Bank & Trust Building
                            Baltimore, Maryland 21201

                         CALCULATION OF REGISTRATION FEE

                                    Amount to      Proposed maximum       Proposed maximum       Amount of
       Title of Securities              be          offering price           aggregate         registration
        to be registered            registered        per share*          offering price*           fee

Common Stock,                        850,000           $13.00               $11,050,000            $2,920
$.001 per share Par Value             Shares

* Calculated solely for the purpose of computing the registration fee pursuant to Rules 457(h) and advice of the SEC EDGAR Fee Unit, based upon the price at which shares will be sold in registrant's initial public offering.

                                     PART I

                  Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by
Section 10(a) of the Securities Act.

                                     PART II

Item 3.   Incorporation of Documents by Reference.

                  The following documents which have been filed by the registrant, eChapman.com, Inc. (the "Company"), with the Commission are incorporated herein by reference:

          (a) The Company's Final Prospectus filed pursuant to Rule 424(b) dated June 15, 2000
               (Registration No. 333-90987);

          (b) Description of Common Stock of the Company contained in the Registration Statement on Form 8-A filed by the Company on November 15, 1999 under the Securities Exchange Act of 1934 (SEC File No. 0-28123), including any amendments or reports filed for the purpose of updating such description.

                  All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of the Registration Statement from the date of filing of such documents.

Item 4.   Description of Securities.

          Not Applicable.



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

Item 5.   Interests of Named Experts and Counsel.

          Not Applicable.

Item 6.   Indemnification of Directors and Officers.

                  Section 2-418 of the Maryland General Corporation Law (the "MGCL") provides that the Company may indemnify any director who was, is or is threatened to be made a named defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of the Company, or while a director, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against reasonable expenses (including attorneys' fees), judgments, penalties, fines and settlements, actually incurred by the director in connection with such action, suit or proceeding, unless it is established that: (i) the act or omission of the director was material to the matter giving rise to such action, suit or proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If the action, suit or proceeding was one by or in the right of the Company, no indemnification shall be made with respect to any action, suit or proceeding in which the director shall have been adjudged to be liable to the Company. A director also may not be indemnified with respect to any action, suit or proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director is adjudged to be liable on the basis that a personal benefit was improperly received. Unless limited by the Company's
Charter: (i) a court of appropriate jurisdiction, upon application of a director, may order such indemnification as the court shall deem proper if it determines that the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, regardless of whether the director has met the standards of conduct required by MGCL Section 2- 418; and (ii) the Company shall indemnify a director if such director is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above. However, with respect to any action, suit or proceeding by or in the right of the Company or in which the director was adjudged to be liable on the basis that a personal benefit was improperly received, the Company may only indemnify the director for any expenses (including attorneys' fees) incurred in connection with such action, suit or proceeding.

           MGCL Section 2-418 further provides that unless limited by the Company's Charter, the Company: (i) shall (a) indemnify an officer of the Company if such officer is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, and (b) indemnify an officer of the Company if a court of appropriate jurisdiction, upon application of an officer, shall order indemnification; (ii) may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent that it may indemnify directors; and (iii) may indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by the Charter, Bylaws, general or specific action of the Company's Board of Directors or contract.

           The Charter of the Company, provides that the Company shall indemnify its currently acting and its former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the MGCL, as from time to time amended. If approved by the Board of Directors, the Company may indemnify its employees, agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise to the extent determined to be appropriate by the Board of Directors. The Company shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the MGCL and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

          The Company's Charter provides that, to the fullest extent permitted by the MGCL, as amended or interpreted, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages in connection with events occurring at the time such person served as a director or officer.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

     4.3  eChapman.com, Inc. Omnibus Stock Plan.(1)

     5    Opinion of Venable, Baetjer and Howard LLP(2)

     23.1 Consent of Arthur Andersen LLP(2)

     23.2 Consent of Venable, Baetjer and Howard LLP (included in Exhibit 5)

     24   Power of Attorney(2)

     1. Incorporated by reference to the Company's Registration Statement on Form SB-2 (SEC File No. 333-90987) filed on November 15, 1999.

     2.   Filed herewith.

Item 9.   Undertakings.

          The undersigned Company hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information with the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

          (4) That, for purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baltimore, state of Maryland, on June 15, 2000.

                                           eCHAPMAN.COM,INC.

                                           By: /s/ Nathan A. Chapman, Jr.
                                               -----------------------------

                                                    Nathan A. Chapman, Jr.
                                                    PRESIDENT

         Pursuant to the requirements of the Act, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                                TITLE                                      DATE

                               President and Director (Principal
                               Executive Officer)

/s/ Nathan A. Chapman, Jr.                                                          June 15, 2000
-------------------------
Nathan A. Chapman, Jr.

                               Treasurer, Chief Financial Officer
/s/ Demetris Brown             (Principal Financial Officer and                     June 15, 2000
-------------------------      Principal Accounting Officer), and
Demetris Brown                 Assistant Secretary

The Entire Board of Directors

Nathan A. Chapman, Jr.
Earl U Bravo, Sr.

By:
/s/ Nathan A. Chapman, Jr.
-------------------------
Nathan A. Chapman, Jr.                                                               June 15, 2000
  Attorney-in-Fact

                                  Exhibit Index

Exhibit Number      Description                        Page

5                   Opinion of Venable, Baetjer
                    and Howard LLP

23.1                Consent of Arthur Andersen LLP

23.2                Consent of Venable, Baetjer
                    and Howard LLP(included in
                    Exhibit 5)

24                  Power of Attorney